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                                                                 Exhibit 99.23

KeraVision Completes Acquisition of Transcend Therapeutics, Receives Approximately $8 Million In Cash

KeraVision To Use Cash for Market Development, Other Activities

Fremont, CA (June 3, 1999) -- KeraVision, Inc. (Nasdaq: KERA), the vision correction company, said it has completed the acquisition of Transcend Therapeutics, Inc. (Nasdaq: TSND) and its net cash balance of approximately $8.4 million. Transcend has terminated its activities as a drug development company and now becomes a wholly owned subsidiary of KeraVision. No Transcend employees were retained.

KeraVision, which in April received Food and Drug Administration approval to sell its initial product, Intacs (trademark) to treat myopia (nearsightedness), intends to use the cash for market development activities in North America, to pursue regulatory approvals for products under development, for research and development, and for working capital and general corporate purposes.

Transcend stockholders received approximately 980,000 shares of KeraVision common stock. The agreement was approved by Transcend stockholders last week.

KeraVision, founded in 1986, is the developer of Intacs, the first FDA-approved non-laser option for the surgical treatment of mild myopia (nearsightedness). Intacs are a safe and convenient alternative to eyeglasses, contact lenses and vision correction surgeries that permanently alter the eye's central optical zone. The company's patented technology platform is also being developed for the possible treatment of other common vision problems including mild hyperopia (farsightedness) and astigmatism.

Except for the historical information, the matters discussed in this news release are forward-looking statements. Actual results may differ materially due to a variety of factors, including market acceptance of KeraVision Intacs, complications relating to the product or the surgical procedure, competitive products and technologies, and other risk factors described under the heading "Risk Factors Affecting the Company, Its Business and Its Stock Price" set forth in Form 10-Q for the quarter ended March 31, 1999, and Form 10-K for the year ended December 31, 1998, as well as in other SEC filings.







For further information:
Investors:  Mark Fischer-Colbrie (510) 353-3000
Media:  Mick Taylor (510) 353-3075

KeraVision, Inc.
48630 Milmont Drive
Fremont, CA  94538-7353
Fax: (510) 353-3030

www.keravision.com
"Fax on Demand"
(800) 448-8559
Intacs are a registered
trademark or trademark
of KeraVision, Inc.